Exhibit 16.1

[CLANCY AND CO., P.L.L.C. LETTERHEAD]

February 21, 2007

via facsimile: 202-772-9213

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	China Premium Lifestyle Enterprise, Inc. (formerly Xact Aid, Inc.) Commission File No. 333-120807

We have read the statements made by China Premium Lifestyle Enterprise, Inc. (formerly Xact Aid, Inc. and hereinafter the “Company”) concerning our firm in Item 4.01 of the Current Report on Form 8-K, which were provided to us and which we understand will be filed with the Commission on February 22, 2007, as part of the Company's Current Report on Form 8-K with a date of report of February 15, 2007. We agree with the statements concerning our firm in such Current Report on Form 8-K as they apply to our firm only.

Very truly yours,

/s/ Clancy and Co.
Clancy and Co., P.L.L.C.